JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Second Amended & Restated Scripps Family Agreement, dated March 26, 2021, in respect of the Class A Common Shares of The E. W. Scripps Company ("EWSCO").

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Janet A. Spreen, Samuel Toth, Charlotte Pasiadis and Tracy T. Ward, and each of them, as the undersigned's true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission ("SEC") in connection with the Scripps Family Agreement among the undersigned, EWSCO and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned's name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 14th day of December, 2023.

Exempt Trust for the benefit of Bentleigh Cardin created under the Careen Cardin Trust dated November 26, 2018

By: /s/ Bianca G. Slater
Name: Bianca G. Slater, on behalf of Miramar Fiduciary Corporation, as Trustee